Exhibit 23.1

Gries & Associates, LLC
Certified Public Accountants
501 S. Cherry Street, Suite 1100
Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditor’s Report, dated March 28, 2023, on the financial statements of EV Mobility as of December 31, 2022 and for the year then ended in the Registration Statement on Form S-1 filed pursuant to Rule 462 (b) of the Securities Act of 1933. We also consent to the application of such report to the financial information in the Registration Statement, when such information is read in conjunction with the financial statements referred to in our report. Further, we consent to being named as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado

June 20, 2023

PCAOB # 6778

blaze@griesandassociates.com

501 S. Cherry Street, Suite 1100, Denver, Colorado 80246

(O)720-464-2875 (M)773-255-5631 (F)720-222-5846

Page|1